As filed with the Securities and Exchange Commission on August
          14, 1998

                                              Registration No. 333-31043-99
          =================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                   ---------------

                            PRE-EFFECTIVE AMENDMENT NO. 2
                                         TO
                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933


                                   ---------------

                             UNISOURCE ENERGY CORPORATION
                (Exact Name of Registrant as Specified in Its Charter)

                           ARIZONA                        86-0786732
               (State or Other Jurisdiction of         (I.R.S. Employer
               Incorporation or Organization)          Identification No.)

                                220 WEST SIXTH STREET
                                TUCSON, ARIZONA  85701
                                    (520) 571-4000

                 (Address, Including Zip Code, and Telephone Number,
                                 Including Area Code,
                     of Registrant's Principal Executive Offices)

               Dennis R. Nelson, Esq.                  John T. Hood, Esq.
               UniSource Energy Corporation       J. Anthony Terrell, Esq.
               220 West Sixth Street              Thelen Reid & Priest LLP
               Tucson, Arizona  85701                40 West 57th Street
                    (520) 571-4000                     (212) 603-2000

           (Names, Addresses, Including Zip Codes, and Telephone Numbers,
                     Including Area Codes, of Agents for Service)

                                   ---------------
               THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   EXPLANATORY NOTE

               On May 26, 1995, the shareholders of Tucson Electric Power Company ("TEP") voted to approve, and on January 1, 1998 there became effective, a statutory share exchange to change the corporate organization of TEP into a holding company structure whereby the outstanding shares of TEP common were exchanged, on a share-for-share basis, for shares of Common Stock (the "Common Stock") of UniSource Energy Corporation (the "Company"). This transaction resulted in TEP becoming a subsidiary of UniSource Energy Corporation which became the holder of all of the outstanding common stock of TEP, and the holders of outstanding TEP common stock became the holders of Common Stock.

               Pursuant to Rule 414(d) under the Securities Act, the Company hereby expressly adopts as its own, for all purposes of the Securities Act and the Exchange Act, this Registration Statement applicable to the Investment Plus Plan previously filed by TEP.

                       Subject to Completion August     , 1998
                                                    ----

          P R O S P E C T U S



                             UNISOURCE ENERGY CORPORATION

                                 INVESTMENT PLUS PLAN
                                   1,000,000 SHARES

                                     COMMON STOCK
                                  WITHOUT PAR VALUE

                                    --------------


               The Investment Plus Plan (the "Plan") of UniSource Energy Corporation (the "Company") provides a simple and convenient method of investing in the Company's common stock, without par value (the "Common Stock"), without brokerage commissions or service charges. Anyone, whether or not a current shareholder of the Company, is eligible to join the Plan (subject to certain legal restrictions).

               The Plan is designed to promote long-term ownership among investors who are committed to building their ownership of Common Stock over time. Interested investors may enroll by making an Initial Investment of $250 or more. Once enrolled, investors are eligible to make additional Optional Investments as frequently as twice per month of $50 or more to purchase additional shares of Common Stock.

               To enroll in the Plan, simply complete a Direct Stock Purchase Plan New Enrollment Form (an "Enrollment Form") and return it in the envelope provided. Enrollment in the Plan is entirely voluntary and participants in the Plan may terminate their participation at any time.

          PARTICIPANTS IN THE PLAN MAY:

                .   Make optional investments by electronic funds transfer
                    (monthly)
                .   Make optional investments by check (twice monthly)
                .   Make gifts of shares from their Plan account
                .   Deposit share certificates for safekeeping
                .   Receive, upon written request, certificates of whole
                    shares credited to their Plan account
                .   Sell shares of stock credited to their Plan account,
                    paying a reduced commission

               Participants do not pay any fees for purchases of Common Stock under the Plan. However, the Participant pays brokerage commissions and any applicable taxes for any sale of shares. See "Costs."

               To the extent required by applicable law in certain jurisdictions, shares of Common Stock offered under the Plan to persons not presently shareholders of record are offered only through a registered broker/dealer in such jurisdictions. The Company has selected The Bank of New York as the Plan Administrator. The Bank of New York uses BNY ESI & Co., a wholly-owned subsidiary of The Bank of New York Company, Inc., as the registered broker/dealer through whom Common Stock will be offered in such instances and for all Plan trading activity.

               On May 26, 1995, the shareholders of Tucson Electric Power Company ("TEP") voted to change the corporate organization of TEP into a holding company structure. On January 1, 1998, a statutory share exchange took place where the holders of TEP common stock automatically became owners of Common Stock. Any outstanding shares of TEP common stock were automatically exchanged, on a share-for-share basis, for shares of Common Stock. Shareholders were not required to take any action to effect this exchange, as TEP stock certificates automatically represent shares of the Company.

               TEP's Dividend Reinvestment and Common Stock Purchase Plan (the "Prior Plan"), which was suspended in 1990 with respect to optional cash payments, has been amended and restated and constitutes a part of this Plan. EACH PARTICIPANT IN THE PRIOR PLAN IS, WITHOUT ANY FURTHER ACTION, ENROLLED IN THIS PLAN. Prior Plan shares are automatically credited to a Participant's Plan account as shares of Common Stock.

               This Plan does not provide for automatic reinvestment of dividends, as the Company is not currently paying dividends. See "Dividends on Common Stock."

               This Prospectus contains the provisions of the Plan. It is suggested that this Prospectus be read and retained for future reference.


                   THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                             SEE "CERTAIN RISK FACTORS."

                                     ------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
              ANY STATE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
               OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                                IS A CRIMINAL OFFENSE.

                                     ------------



                  The date of this Prospectus is August      , 1998.
                                                       -----


          Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
          These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                                  TABLE OF CONTENTS

                                                                       Page
                                                                       ----

          AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . .   1

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . .   1

          CERTAIN RISK FACTORS  . . . . . . . . . . . . . . . . . . . .   2

          THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . .   4

          THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . .   7
               CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . .   7
               PURPOSE OF THE PLAN  . . . . . . . . . . . . . . . . . .   8
               ADVANTAGES AND DISADVANTAGES OF THE PLAN . . . . . . . .   8
               PLAN ADMINISTRATION  . . . . . . . . . . . . . . . . . .   9
               PARTICIPATION IN THE PLAN  . . . . . . . . . . . . . . .  10
               INITIAL INVESTMENTS AND OPTIONAL INVESTMENTS . . . . . .  11
               PURCHASES  . . . . . . . . . . . . . . . . . . . . . . .  13
               CERTIFICATES . . . . . . . . . . . . . . . . . . . . . .  14
               SAFEKEEPING OF CERTIFICATES  . . . . . . . . . . . . . .  14
               GIVING PLAN SHARES TO OTHERS . . . . . . . . . . . . . .  15
               SALE OF SHARES . . . . . . . . . . . . . . . . . . . . .  15
               TERMINATION OF PLAN PARTICIPATION  . . . . . . . . . . .  16
               COSTS  . . . . . . . . . . . . . . . . . . . . . . . . .  17
               REPORTS TO PARTICIPANTS  . . . . . . . . . . . . . . . .  17
               OTHER INFORMATION  . . . . . . . . . . . . . . . . . . .  18
               FEDERAL INCOME TAX INFORMATION . . . . . . . . . . . . .  19

          USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . .  20

          DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . . . .  20

          EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

          PARTICIPANT INFORMATION . . . . . . . . . . . . . . . . . . .  22

                                AVAILABLE INFORMATION

               This Prospectus is a prospectus of the Company delivered in compliance with the Securities Act of 1933, as amended (the "Securities Act"). A Registration Statement (the "Registration Statement") has been filed by the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act with respect to the shares of Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained in the Registration Statement on file with the SEC. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement, including exhibits filed as a part thereof. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports, proxy statements, and other information with the SEC. The Registration Statement, as well as such reports, proxy statements, and other information, can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the SEC located at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents can be obtained from the Public Reference Section of the SEC at prescribed rates by writing to it at 450 Fifth Street, N.W., Washington, D.C. 20549

               The SEC also maintains a Web site that contains periodic reports, proxy statements and other information regarding the Company and other registrants that file electronically with the SEC at http:www.sec.gov.

               Finally, reports, proxy statements, and other information concerning the Company are available for inspection and copying at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the offices of the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The Company hereby incorporates by reference, and as of any time hereafter prior to the termination of the offering made by this Prospectus the Company shall be deemed to have incorporated herein by reference, (1) the latest Annual Report on Form 10-K (the "Latest Annual Report"), filed by the Company with the Commission pursuant to the Securities Exchange Act, and (2) all other reports and documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act subsequent to the filing of the Latest Annual Report, and all of such documents shall be deemed to be a part hereof from the respective dates of filing thereof. The documents incorporated herein by reference are sometimes called the "Incorporated Documents". Any statement contained in an Incorporated Document shall be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed Incorporated Document modifies or replaces such statement.


               The Incorporated Documents, incorporated herein by reference as of the date of this Prospectus, are the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A, dated March 5, 1998 (the "1997 10-K"), Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 (the "Second Quarter 10-Q"), and Current Reports on Form 8-K dated January 6, 1998, June 26, 1998, July 16, 1998 and July 22, 1998, which have been filed by the Company with the SEC.


               The Company will provide without charge upon the request of any person to whom this Prospectus is delivered, a copy of any or all of the Incorporated Documents, excluding the exhibits (unless any such exhibit is specifically incorporated by reference into an Incorporated Document). Requests for such documents should be directed to the Company at the following address: UniSource Energy Corporation, Records & Library Services DAB03, P. O. Box 711, Tucson, Arizona 85702, or by calling (520) 884-3781.

                                 CERTAIN RISK FACTORS

               The shares of Common Stock described herein and being offered hereby are subject to a number of material risks, and, therefore, involve a high degree of risk of loss. The following summary of the principal factors that make the securities being offered an investment of high risk is qualified in its entirety by reference to the detailed information contained in the Incorporated Documents. Prior to deciding whether or not to make an investment in the shares of Common Stock being offered, investors should consider carefully all the information contained herein and in the Incorporated Documents.

          OVERVIEW

               The financial condition and results of operations of TEP are currently the principal factors affecting the financial condition and results of operations of the Company on an annual basis since TEP currently accounts for substantially all of the Company's assets, revenues and net income.

               The Company's and TEP's financial prospects are subject to significant regulatory, economic, and other uncertainties, some of which are beyond the Company's and TEP's control. These uncertainties include the extent to which TEP, in light of its continued high financial and operating leverage, can alter operations and reduce costs in response to industry changes or unanticipated economic downturns. The Company's and TEP's success will depend, in part, on TEP's ability to contain and/or reduce the costs of serving retail customers and the level of sales to such customers. In a deregulated environment, revenues from sales of energy may become less certain.


               The Company's financial prospects are also subject to uncertainties relating to the start-up and developmental activities of the unregulated energy-related affiliates.
          Although the Company's investments in unregulated energy-related affiliates comprise less than 1% of total assets, start-up costs and other subsidiary developmental activities have contributed to losses from these activities in 1998. These losses have contributed to the losses reported by the Company for the six-months ended June 30, 1998.

               Depending on the nature of future investment opportunities, the Company expects to make additional investments in these subsidiaries and in other energy-related ventures. The Arizona Corporation Commission (the "ACC") Holding Company Order requires that the capitalization (debt and equity) of the Company's affiliates other than TEP not exceed 30% of TEP's capitalization unless otherwise approved by the ACC.

          RETAIL COMPETITION


              In December 1996, the ACC adopted rules that require a phase-in of retail electric competition in Arizona beginning January 1, 1999. The rules were adopted as a framework to implement competition. On August 5, 1998, the ACC adopted amendments to the rules which, in part, provide a two-year phase-in schedule in which all retail customers will have access to competitive generation by January 1, 2001. Among other things, the rules state that "all competitive generation assets and services shall be separated from an Affected Utility prior to January 1, 2001. Such separation shall either be to an unaffiliated party or to a separate corporate affiliate or affiliates. If an Affected Utility chooses to transfer its competitive generation assets or competitive services to a competitive electric affiliate, such transfer shall be at a value determined by the ACC to be fair and reasonable." It is difficult to predict the outcome of this process and the ultimate impact of increased retail competition on TEP's and the Company's future sales, revenues or profitability. See Item 2. - Management's Discussion and Analysis of Financial Condition and Results of Operations - "Competition, Retail" and "Accounting for the Effects of Regulation" in the Second Quarter 10-Q.



              As discussed in the Second Quarter 10-Q, the ACC has issued an order concerning stranded cost quantification and recovery. The order provides TEP with two methods for quantifying and recovering stranded costs: (1) Divestiture/Auction Methodology and (2) Transition Revenues Methodology. The order encourages, but does not require, full divestiture of generating assets through an auction to unaffiliated third parties. The order states that only those Affected Utilities choosing divestiture through the Divestiture/Auction Methodology shall have the opportunity to recover 100% of unmitigated stranded costs. TEP must file its choice of options and preliminary plan with the ACC by August 21, 1998. The amount of stranded costs and method of recovery that the ACC approves for TEP will determine whether write-offs will be incurred at that time. The ACC is not expected to make a final determination of a stranded cost recovery plan for TEP until at least the fourth quarter of 1998. The Company and TEP are unable to predict the amount of write-offs, if any, that may be incurred at that time.

          DEBT LEVERAGE



               The Company's and TEP's capital structure is highly leveraged. Although TEP was able to refinance and extend the maturities of certain debt obligations at favorable rates and terms in 1997 and 1998, there can be no assurance that continued access to the capital markets at such rates and terms will be available. Despite a reduction in variable rate debt obligations in 1997 and 1998, the Company's and TEP's earnings and cash flow would still be affected by changes in interest rate levels on the remaining variable rate debt. As of June 30, 1998, TEP had $329 million aggregate principal amount of variable rate debt obligations. See Item 8. - Consolidated Financial Statements and Supplementary Data in the 1997 10-K, and Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations - "Overview" in the Second Quarter 10-Q.


          TAX EXEMPT LOCAL FURNISHING BONDS

               A substantial portion of TEP's utility plant assets qualify as "facilities for the local furnishing of electric energy" within the meaning of the Internal Revenue Code, and have been financed with the proceeds from the issuance of industrial development revenue bonds (approximately $580 million at the date of this Prospectus). The interest on these bonds is, generally, excluded from gross income for federal income tax purposes. Should TEP's local furnishing system become disqualified, in whole or in part, due to asset divestitures or unanticipated changes in tax laws, industry structure or system operations, it likely would be necessary for some or all of these bonds to be redeemed or defeased. See Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations - "Liquidity and Capital Resources, Tax Exempt Local Furnishing Bonds," in the 1997 10-K.

          LOSSES FROM ENERGY-RELATED AFFILIATES


                The Company's investments in MEH Corporation ("MEH") and its subsidiaries (included in Investments and Other Property in the Company's consolidated balance sheet) comprise less than 1% of total assets. However, the net loss related to these start-up operations totaled $5.6 million for the second quarter and $9.7 million for the first six months of 1998. This loss is included in the Other Income (Deductions) section on the Company's income statement. Almost all of MEH's losses in both the second quarter and first six months of 1998 occurred at New Energy Ventures, L.L.C. (NEV), a buyer's agent providing electric load aggregation and advisory services to retail purchasers of electric energy.
          The California electricity market was originally scheduled to open to competitors such as NEV on January 1, 1998. However, technical matters related to the California Independent System Operator and the California Power Exchange delayed the opening of the electricity market until March 31, 1998. Therefore, NEV could not make retail power sales in California in the first quarter. Start-up costs associated with expansion into additional regions of the country also contributed to the losses in the first half of 1998. NEV may continue to experience losses in future periods. In addition, the Company's other energy-related ventures are in the developmental and start-up stages, have limited operating histories and, to date, have had limited profitability. Consequently, there can be no assurance that the Company will not experience additional losses from the activities of its energy-related affiliates in future periods. See Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations "Investments in Energy Related Affiliates," in the Second Quarter 10-Q.

          DIVIDENDS ON COMMON STOCK

               UNISOURCE ENERGY

               The Company's ability to pay dividends is dependent upon cash flow from its subsidiaries, TEP and MEH. TEP comprises substantially all of the Company's assets. As described below, although TEP is currently unable to declare or pay dividends, it has called for redemption in the third quarter of 1998 those First Mortgage Bonds which have covenants restricting the payment of dividends. No dividend on common stock has been declared or paid by TEP since 1989. Until such time as TEP is able to pay dividends to the Company, it is unlikely that the Company would declare and pay dividends to holders of Common Stock.

               TEP

               Five outstanding issues of First Mortgage Bonds (aggregating $137 million in principal amount) prevent TEP from paying dividends until specific cash flow coverage and retained earnings tests are met. As of June 30, 1998, TEP met the cash flow coverage test, but did not meet the retained earnings test, which requires positive retained earnings. These covenants will apply until these First Mortgage Bonds have been paid or redeemed or the applicable mortgage indentures have been amended. The latest maturity of these First Mortgage Bonds is in 2003. To amend these bonds would require approval by 75% of all First Mortgage Bond holders. During the third quarter of 1998, TEP issued bonds to refinance all of the First Mortgage Bonds that prohibit the payment of dividends and has called such First Mortgage Bonds for redemption.

               TEP's Credit Agreement allows TEP to pay dividends if it maintains compliance with the agreement and meets certain financial covenants, including a covenant that requires TEP to maintain a minimum level of net worth. As of June 30, 1998, the required minimum net worth was $169 million. As of June 30, 1998, TEP is in compliance with the terms of the Credit Agreement.

               Pursuant to the Arizona Corporation Commission Holding Company Order, until such time as TEP's equity ratio equals 37.5% of total capital (excluding capital lease obligations), TEP may not pay dividends to the Company in excess of 75% of TEP's earnings. As of June 30, 1998, TEP's equity ratio, as so calculated, was 15.6%.

               In addition to these restrictive covenants, the Federal Power Act states that dividends shall not be paid out of funds properly included in the capital account. Although the terms of the Federal Power Act are unclear, TEP believes that there is a reasonable basis to pay dividends from current year earnings.

               See the Incorporated Documents for more information on Common Stock dividends.


                                     THE COMPANY

               The Company was incorporated under the laws of the State of Arizona on March 8, 1995. The Company is a holding company which owns all of the outstanding common stock of TEP and MEH. On January 1, 1998, TEP and the Company completed a statutory share exchange, pursuant to which the outstanding common stock of TEP was exchanged, on a share-for-share basis, for shares of Company common stock, no par value. Following the share exchange, TEP transferred the stock of its subsidiary, MEH, to the Company in exchange for a promissory note in the approximate amount of $95 million. The Company's stock is traded on the New York and Pacific Stock Exchanges under the ticker symbol UNS.

               TEP is the principal subsidiary of the Company and accounts for substantially all of its assets, revenues and net income. TEP is an operating public utility engaged in delivering energy services to retail customers primarily in the Tucson, Arizona metropolitan area and to wholesale customers throughout the Western United States. As a public utility, TEP falls under the jurisdiction of the Arizona Corporation Commission which has the authority to approve rates and certain other corporate actions.

               TEP provides electric power to approximately 317,000 retail customers. In 1997, TEP generated and sold more than 7,400 gigawatt hours of energy to retail customers and 3,400 gigawatt hours to other customers at wholesale. Operating revenues from such sales exceeded $729 million. TEP owns or leases 1,896 MW of generating capacity located in Arizona and New Mexico. TEP also has transmission and distribution assets to transmit electricity from TEP's remote generating facilities to the Tucson area for use by TEP's retail customers and to provide interconnections to neighboring utilities.

               MEH owns all of the outstanding common stock of (i) Nations Energy Corporation, which is active in the development of independent power projects worldwide, (ii) Millennium Energy Holdings, Inc., which holds a 50% interest in NEV, a buyer's agent providing electric load aggregation and advisory services to retail purchasers of electric energy, (iii) Advanced Energy Technologies, Inc., which holds a 50% interest in Global Solar Energy, L.L.C., a manufacturer of thin-film photovoltaic cells, and (iv) Southwest Energy Solutions, Inc. ("SES"), a provider of ancillary energy services to electric consumers. SES owns all of the outstanding common stock of SWPP Investment Company and SWPP International, Ltd., which hold ownership interests in businesses engaged in the manufacture and sale of concrete power poles.


               In 1997, earnings for the Company declined relative to 1996 primarily due to the lower recognition of non-cash income tax benefits in 1997. Net income was $83.6 million in 1997, compared with $120.9 million recorded in 1996 and $54.9 million recorded in 1995. Income tax benefits related to prior period net operating losses totaled $43.4 million in 1997, $88.6 million in 1996 and $23.3 million in 1995, accounting for the majority of the fluctuation in reported net income for the last three years. See Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations "Income Tax Position," in the 1997 10-K. The Company's common stock equity was $216.9 million at year-end, compared to $133.3 million as of December 31, 1996, benefiting from a fourth consecutive year of profitability.


               In addition to the reduction in income tax benefits described above, items having a one-time effect on earnings resulted in net reductions to earnings of $2.4 million in 1997 and $6.1 million in 1996. Excluding each of these one-time items from the periods in which they were recorded, ongoing net income increased by 11% to $42.6 million in 1997 from $38.3 million in 1996. See Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations "Overview" and Item
          8. Consolidated Financial Statements and Supplementary Data Notes 4, 7 and 9 of Notes to Consolidated Financial Statements in the 1997 10-K for information pertaining to certain of these items.

               The Company's net cash flows from operating activities were $124.4 million in 1997, $151.3 million in 1996 and $119.4 million in 1995. After capital expenditures, scheduled debt maturities and payments to retire capital lease obligations, net cash flows available for other investing and financing activities were $38.1 million in 1997, $36.9 million in 1996, and $25.9 million in 1995.


               The Company recorded net income of $1.1 million for the second quarter and a net loss of $6.0 million for the first six months of 1998. This compares with net income of $29.9 million in the second quarter and $41.4 million for the first six months of 1997. The results in the second quarter of 1997 included the effect of non-recurring tax benefits and a reversal of a loss provision relating to the dissolution of one of TEP's former investment subsidiaries, which were partially offset by non-recurring expenses. See Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations in the Second Quarter 10-Q.


               Excluding these one-time adjustments, the Company would have recorded net income of $10.4 million in the second quarter of 1997. Results in the second quarter of 1998 were affected primarily by lower tax benefit recognition, lower non-cash regulatory revenues, higher interest expense and lower retail sales due to mild weather conditions, as well as startup costs of new unregulated energy-related subsidiaries.

               The results of the first six months of 1997 also included the effects of non-recurring tax benefits, reversal of loss provision and non-recurring expenses. Excluding these one-time adjustments, the Company would have recorded net income of $10.0 million in the first six months of 1997. Results in the first six months of 1998 were effected primarily by losses from unregulated energy-related subsidiaries, lower non-cash regulatory revenues, and higher interest expense.


                The unregulated subsidiaries owned by MEH reported a net loss of $5.6 million for the second quarter and $9.7 million for the first half of 1998, compared with net income of $0.5 million in the second quarter and a net loss of $0.4 million for the first half of 1997. The delayed implementation of California's competitive electricity market until March 31, 1998, expansion into additional regions of the country, and other subsidiary development activities affected the financial results for these businesses.


               Net cash flows from operating activities increased in aggregate by $27.5 million in the first six months of 1998 compared with the same period in 1997. This increase was due mainly to the payment of $30 million in contract termination fees to the coal supplier at the Company's Springerville Generating Station in the first half of 1997 compared to only $10.0 million paid in the first half of 1998 and the receipt of $11.3 million in June 1998 from the sale of emission allowances. During the remainder of 1998 TEP expects to be able to fund operating activities and construction expenditures with internal cash flows, existing cash balances, and, if necessary, borrowings under a revolving credit facility.

                                       THE PLAN

               The following is a complete statement of the Plan.

               Nothing contained herein or in any other Plan information represents a recommendation that any person buy, hold or sell Common Stock. A decision to purchase shares of Common Stock through the Plan should only be made after an eligible investor has read this prospectus and independently made an investment decision.

          CERTAIN DEFINITIONS

               For convenience of reference, the definitions of certain terms are provided below.

           Acknowledgement Form --  A form  acknowledging the Participant's enrollment in the Plan.

           Business Day --          A day on which  the Plan  Administrator
                                    is open for business.


           Common Stock --          The common stock, without par value, of
                                    the Company.

           Company --               UniSource Energy Corporation.

           Enrollment Form --       A  "Direct  Stock   Purchase  Plan  New
                                    Enrollment  Form."   The form  that the
                                    investor  must complete  to be  able to
                                    participate in the  Plan and to express
                                    other directions  with respect  to  the
                                    Plan  account.    The completion  of an
                                    Enrollment Form  is not  necessary  for
                                    participants in the Prior Plan.


           Independent Agent --     BNY   ESI   &   Co.,   a   wholly-owned
                                    subsidiary  of  The Bank  of  New  York
                                    Company,  Inc., the  registered broker-
                                    dealer    selected    by    the    Plan
                                    Administrator  to purchase  and/or sell
                                    shares    of     Common    Stock    for
                                    Participants.

           Initial Investment --    A  payment made to the Company by those
                                    participants who  were not part of  the
                                    Prior Plan for  the initial purchase of
                                    shares  of Common Stock to  open a Plan
                                    account.       The    minimum   Initial
                                    Investment is $250.


           Investment Date --       Investments  from Participants  will be
                                    invested on  the 10th  and 25th day  of
                                    each month (or, if not  a Business Day,
                                    the     preceding     Business    Day).
                                    Investments made  automatically through
                                    Electronic Funds  Transfer are deducted
                                    on the 25th day  of each month and will
                                    be invested on such Investment Date.


           Latest Annual Report --  The latest Annual Report  on Form  10-K that is filed by the Company.

           Optional Investment --   A  payment  made   subsequent  to   the
                                    Initial  Investment  and enrollment  in
                                    the  Plan.   An Optional  Investment is
                                    $50 or more.


           Participant --           A person who is enrolled in the Plan.

           Plan --                  UniSource Energy Corporation Investment
                                    Plus Plan.


           Plan Administrator --    The Bank of New York.

           Prior Plan --            Tucson Electric  Power Company Dividend
                                    Reinvestment and  Common Stock Purchase
                                    Plan.

           Safekeeping --           The Plan's  "safekeeping" service which
                                    Participants  may  use  to  deposit any
                                    Common  Stock   certificates  in  their
                                    possession with  the Plan Administrator
                                    and  have   credited  to   their   Plan
                                    account.


          Shareholder of Record--   An  investor  whose  shares  of  Common
                                    Stock  are registered  on the  books of
                                    the  Company  as   maintained  by   the
                                    Transfer Agent.

           Statement of Account --  A statement  providing detailed account information  such  as amount  invested,
                                    purchase   price,   number  of   shares
                                    accumulated   and    other   investment
                                    information.


           Transaction Request      A  form  completed  by the  investor in
           Form --                  order  to  make  Optional  Investments,
                                    address     changes,     deposit     of
                                    certificates,  withdrawal  of   shares,
                                    sale of shares, or account termination.

           Transfer Agent --        The Bank of New York.


          PURPOSE OF THE PLAN

               1.   WHAT IS THE PURPOSE OF THE PLAN?

          The purpose of the Plan is to provide interested investors with a convenient method of purchasing Common Stock directly through the Plan Administrator without payment of any brokerage commission.

          ADVANTAGES AND DISADVANTAGES OF THE PLAN

               2.   WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE PLAN?

          ADVANTAGES:

               DIRECT PURCHASE OF STOCK--Participants may purchase Common Stock directly through the Plan Administrator, without the cost of brokerage or other fees.

               FULL INVESTMENT OF FUNDS--The full amount of Initial Investments and Optional Investments is invested because the Plan permits fractional shares to be credited to Plan accounts.

               CERTIFICATE SAFEKEEPING--Participants may deposit their Common Stock certificates with the Plan Administrator, whether or not the Common Stock represented by such certificates was purchased through the Plan. This convenience is provided at no cost to the Participant and eliminates the possibility of loss, inadvertent destruction or theft of certificates. Also, because shares deposited for Safekeeping are treated in the same manner as shares purchased through the Plan, they may be transferred or sold through the Plan.

               GIVING PLAN SHARES--An investor may give Plan shares by:

                . making an Initial Investment to establish a Plan account for the recipient;
                . by making Optional Investments to the recipient's existing Plan account; or
                . transferring shares from the investor's Plan account to the recipient's Plan account.

               SELL STOCK--Participants may sell shares held in their Plan account, including odd-lot sales.

               BROKERAGE COMMISSIONS--No brokerage commissions are charged in connection with purchases under the Plan.

               SIMPLIFIED RECORDKEEPING--A Statement of Account will be mailed to Participants after any investment activity and a comprehensive statement will be mailed to Participants annually.

          DISADVANTAGES:

               NO INTEREST ON FUNDS PENDING INVESTMENT--No interest is paid on Initial Investments or Optional Investments held pending investment.

               DELAY IN DETERMINING PURCHASE PRICE--The number of shares purchased for a Participant's Plan account and the purchase price will not be determined until all shares for the relevant Investment Date have been purchased. Therefore, Participants will not know the number of shares purchased or the purchase price until after the applicable Investment Date.

               RETURN OF OPTIONAL INVESTMENTS--Initial Investments or Optional Investments sent to the Plan Administrator will not be returned to a Participant unless a written request is received by the Plan Administrator two Business Days prior to the applicable Investment Date. However, the Plan Administrator reserves the right to return an Optional Investment for any reason (an unsigned check, for example).

               BROKERAGE COMMISSIONS--Sales under the Plan are subject to brokerage commissions.

               PRICE OF SHARES--Participants cannot designate a specific price at which to sell or purchase Common Stock. Therefore, Participants bear the risk of fluctuations in the market price of Common Stock.

               INSURANCE--Plan accounts are not insured by the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation or any other entity.


          PLAN ADMINISTRATION

               3.   WHO ADMINISTERS THE PLAN?

          The Company has retained The Bank of New York as plan administrator (the "Plan Administrator"). The Bank of New York is a recognized leader in the securities processing industry and is committed to providing shareholders of the Company with quality service.

          As Plan Administrator, The Bank of New York will purchase and hold shares of Common Stock acquired under the Plan, keep records, send reports of account activity to Participants, and perform other duties relating to the Plan. Shares purchased under the Plan and held by the Plan Administrator for each Participant's account, will be registered in the Plan Administrator's name or the name of its nominee for the benefit of the Participants. In the event that the Plan Administrator resigns or otherwise ceases to act as plan administrator, the Company will appoint a new plan administrator to administer the Plan.

          The Plan Administrator also acts as transfer agent and registrar for the Common Stock. Questions can be answered by contacting The Bank of New York at the following locations:

                . Participants may contact the Plan Administrator toll free 1-888-269-8845.
                . The Plan Administrator's website address is http:stock.bankofny.com
                . The Plan Administrator's e-mail address is Shareowner-svcs@bankofny.com Messages sent through the Internet will be responded to within one business day.
                . The Plan Administrator's mailing address is as follows (other address(es) may be published for the Plan Administrator from time to time):

                    For Inquiries:           For Transaction Processing:
                    -------------            --------------------------

                    The Bank of New York     The Bank of New York
                    Shareholder Relations    Dividend Reinvestment
                    Department 11E           Department
                    PO Box 11258             P.O. Box 1958
                    Church Street Station    Newark, NJ  07101-1958
                    New York, NY  10286

          THE BANK OF NEW YORK PROVIDES NO ADVICE AND MAKES NO
          RECOMMENDATIONS WITH RESPECT TO ANY SECURITY. ANY DECISION TO PURCHASE OR SELL MUST BE MADE BY EACH INDIVIDUAL PLAN PARTICIPANT BASED ON HIS OR HER OWN RESEARCH AND JUDGMENT.

          PARTICIPATION IN THE PLAN

               4.   WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

          Any interested investor is eligible to participate in the Plan provided that (i) they meet the requirements for participation as described in the following paragraph outlined below and (ii) in the case of citizens or residents of a country other than the United States, its territories or possessions, participation would not violate local laws applicable to the Company or the Participant.

          In certain jurisdictions, applicable laws require that Common Stock offered under the Plan to persons not presently Shareholders of Record be offered only through a registered broker-dealer. No offers or sales will be effected in those jurisdictions unless the Company has satisfied the requirements of the state securities laws applicable to the operation of the Plan. To the extent required by applicable law in certain jurisdictions, shares of Common Stock offered under the Plan to persons not presently Shareholders of Record of Common Stock are offered only through a registered broker/dealer in such jurisdictions. The Plan Administrator has selected BNY ESI & Co. as the registered broker/dealer through whom shares will be offered in such instances and for all plan trading activity.

               5.  HOW DOES AN ELIGIBLE INVESTOR ENROLL THE PLAN?

          PARTICIPANTS IN THE PRIOR PLAN are, without further action, enrolled in the Plan. Prior Plan shares are automatically credited to their Plan account as shares of UniSource Energy Corporation common stock. Prior Plan participants are not required to make any Initial Investment. Prior Plan participants who wish to withdraw from the Plan may do so by following the procedure outlined in Question 25.

          After being furnished with a Plan Prospectus, OTHER ELIGIBLE INVESTORS may join the Plan by completing and signing an Enrollment Form and returning it to the Plan Administrator at the address shown in "Plan Administration." See Question 3. Shareholders of Record should sign their names on the Enrollment Form exactly as they appear on their certificates.

          The Enrollment Form serves both to initiate participation and to appoint the Independent Agent to act on behalf of the Participant in buying and selling shares of Common Stock under the Plan. An eligible applicant's Initial Investment of $250 or more must be enclosed with the Enrollment Form. See Questions 8 and 9.

          Requests for Enrollment Forms, as well as other Plan forms and this Prospectus, should be made by writing to the Plan
          Administrator or by calling the Plan Administrator. See "Plan Administration," Question 3.

               6.   WHEN WILL PLAN ENROLLMENT COMMENCE?

          Enrollment Forms will be processed promptly by the Plan
          Administrator. Once enrolled in the Plan, Participants will remain enrolled until (i) they withdraw from the Plan, (ii) the Company terminates their participation in the Plan, or (iii) the Company terminates the Plan. See "Termination of Plan
          Participation,"  Questions 24-27.


               7.   MAY THE PLAN ADMINISTRATOR RESTRICT PARTICIPATION IN
          THE PLAN?

          Yes. The Plan Administrator reserves the right to restrict or terminate participation in the Plan if such participation appears to be contrary to the general intent of the Plan or in violation of applicable law. See "Termination of Plan Participation," Questions 24-27.

          INITIAL INVESTMENTS AND OPTIONAL INVESTMENTS

               8.   How is an Initial Investment made?
          Any investor whose signed Enrollment Form has been accepted by the Plan Administrator is eligible to make Initial Investments.
          A Participant may make the Initial Investment when enrolling. An Initial Investment must be $250 or more and should be in the form of a check, money order, or wire transfer payable through a U.S. bank or other financial institution, to "The Bank of New York." Third party checks will not be accepted. DO NOT SEND CASH. Investors making wire transfers should contact the Plan Administrator for wire instructions and may be charged fees by their institution. Please use the pre-addressed envelope provided to send the signed Enrollment Form and any Initial Investment.

          NOTICE TO TEP CUSTOMERS: Do NOT include Initial Investments and Enrollment Form with payment for utility service billings or other payments due TEP or affiliates.

               9.   WHAT ARE OPTIONAL INVESTMENTS?

          Once enrolled, Plan Participants are eligible to make periodic Optional Investments, as frequently as twice monthly to purchase additional shares of Common Stock. The minimum Optional Investment is $50.

          Participants may make Optional Investments in the form of a check, money order or wire transfers through a U.S. bank or other financial institution, in U.S. dollars, payable to "The Bank of New York." Third party checks will not be accepted. DO NOT SEND CASH. A Participant may also make Option Investments on a monthly basis automatically through Electronic Funds Transfer. See Question 10.

          Participants are under no obligation to make Optional Investments and may cease making Optional Investments at any time without withdrawing from the Plan.

          Optional Investments will not be accepted by the Plan Administrator if a Participant imposes any restrictions with respect to the number of shares to be purchased, the price at which shares are to be purchased, the timing of a purchase, or what the Participant's balance will be following a purchase. In addition, the Plan Administrator will not purchase shares for a

          Participant without advance payment, nor will it refund any part of a Participant's Optional Investment after shares are purchased. It is not possible for the Plan Administrator to inform a Participant in advance of how much money to send for the purchase of a full or fractional share because the per-share price will not be known until the shares are purchased.

               10.  HOW DOES A PARTICIPANT MAKE OPTIONAL INVESTMENTS?

          OPTIONAL INVESTMENTS BY MAIL

          A Participant may make an Optional Investment by enclosing a check with the Transaction Request form attached to the Statement of Account, which will be sent to each Participant by the Plan Administrator. A Participant may also send in a check without this form, however, your Plan account number must be included on your check. Payments should be mailed to the following address:

                         The Bank of New York
                         Dividend Reinvestment Department
                         P.O. Box 1958
                         Newark, NJ  07101-1958

          OPTIONAL INVESTMENTS BY ELECTRONIC FUNDS TRANSFER

          A Participant may contact the Plan Administrator to arrange for Optional Investments to be made automatically through Electronic Fund Transfers (EFT). EFT payments are deducted monthly from the Participant's designated account through any financial institution that participates in the Automated Clearing House. Deductions are made on the 25th day of each month, or if such date is not a Business Day, the deduction will be made on the preceding Business Day. Amounts received will be invested on such Investment Date after receipt of the funds. Participants may be charged by their financial institution for this service.

               11. WHEN WILL A PARTICIPANT'S INITIAL INVESTMENT OR OPTIONAL INVESTMENT BE INVESTED?

          The Plan Administrator must receive Optional Investments and Initial Investments at least three Business Days prior to an Investment Date to be invested on that Investment Date. Otherwise, the Optional Investment or Initial Investment will be held by the Plan Administrator for investment until the next Investment Date. See Question 10 for information regarding when EFT funds will be invested.

          Initial Investments and Optional Investments received by the Company are deposited promptly into a segregated escrow account pending investment. No Initial Investment or Optional Investment will remain uninvested more than 35 days following receipt by the Company.

               12. WHAT HAPPENS IF A CHECK SUBMITTED FOR INVESTMENT IS RETURNED UNPAID?

          In the event that a check submitted for investment is returned unpaid for any reason, the Plan Administrator will consider the request for investment of such funds null and void. Any shares purchased with such funds will be immediately removed from the Participant's account. The Plan Administrator will be entitled to sell those shares to satisfy any uncollected amounts, including the returned-check fee. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator will be entitled to sell additional shares from the Participant's account to satisfy the uncollected balance.

               13. MAY A PARTICIPANT REQUEST THAT AN INITIAL INVESTMENT OR OPTIONAL INVESTMENT BE RETURNED?

          Yes. A Participant may request, in writing, the return of an Initial Investment or Optional Investment that has not yet been invested. The funds will be returned if the request is received at least two Business Days immediately preceding the applicable Investment Date. However, no refund of a check or money order will be made until the funds have been actually deposited into escrow by the Plan Administrator. Accordingly, such refund may be delayed for up to three weeks.

          PURCHASES

               14.  HOW IS COMMON STOCK PURCHASED FOR THE PLAN
          PARTICIPANTS?

          Common Stock purchased through the Plan will be purchased, either directly from the Company or on the open market, at the Company's sole discretion. Shares purchased directly from the Company are issued from the Company's previously authorized but unissued shares. Open market transactions are effected through the Independent Agent appointed by the Plan Administrator. In either case, there are no commission charges to participants on the purchase of Common Stock. The Independent Agent will have full discretion in all matters related to open market purchases, including the day and time of purchase, price paid, number of shares purchased, and the markets or persons through whom the purchases are made. The purchase price to the Plan Participant is the same, however, the tax basis may differ. See Question 38.

               15.  WHEN ARE SHARES PURCHASED FOR THE PLAN?

          Shares will be purchased on each Investment Date. See definition of Investment Date.

               16.  WHEN WILL SHARES BE CREDITED TO A PARTICIPANT'S
                    ACCOUNT?

          Shares purchased will be considered settled and credited to a Participant's Plan account on the Investment Date.

               17.  HOW IS THE PURCHASE PRICE OF THE COMMON STOCK
                    DETERMINED?

          The purchase price of Common Stock will be the average of the high and low sale prices of the Common Stock on the consolidated tape as reported by Dow Jones on the respective Investment Date.

          The purchase price of Common Stock purchased by the Independent Agent on the open market will be the weighted average purchase price per share of all shares purchased on the applicable Investment Date.

               18. HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR A PARTICIPANT?

          The number of shares purchased for a Participant will be equal to the Participant's Initial Investment or Optional Investment for the applicable Investment Date divided by the purchase price of the shares. The Participant's Plan account will be credited with the whole and fractional shares (to four decimal places).

               19. CAN A PARTICIPANT REQUEST THE PURCHASE OF A SPECIFIC NUMBER OF SHARES OR A SPECIFIC PRICE?

          No. Since the purchase price of the Common Stock cannot be calculated until the Common Stock is purchased, a Participant may not request the purchase of a specific number of shares.

          CERTIFICATES

               20. WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED THROUGH THE PLAN?

          No. The certificates for shares purchased through the Plan are registered in the name of the Plan Administrator, or its nominee. Participants requesting the issuance of a certificate for their Plan shares must submit a Transaction Request Form to the Plan Administrator, specifying the number of whole shares and certificates to be issued. Certificates cannot be issued for fractional shares; fractional shares must be sold when terminating participation. The certificate will be issued in the name(s) of the Participant(s) only. After the issuance of a certificate, the shares represented thereby are deemed withdrawn from the Plan. Certificates will be issued within five Business Days following the receipt of the request. See Questions 22 and 23 for information on giving or transferring plan shares to others.

          SAFEKEEPING OF CERTIFICATES

               21.  CAN CERTIFICATES BE DEPOSITED WITH THE PLAN
                    ADMINISTRATOR TO BE HELD IN THE PARTICIPANT'S PLAN
                    ACCOUNT?

          Yes. Participant's may use the Plan's "safekeeping" service to deposit any Common Stock certificates in their possession with the Plan Administrator. Some of the advantages of certificate safekeeping are:

                . The risk associated with the loss of stock certificates is eliminated. If certificates are lost or stolen, the owner cannot sell or transfer them without first obtaining replacement certificates. This process could take several weeks and results in cost and paperwork for the owner and the Transfer Agent.

                . Certificates deposited in the Plan for safekeeping are treated in the same manner as shares of Common Stock purchased through the Plan and may be conveniently sold or transferred through the Plan.

          Participants may submit certificates for Safekeeping at any time.

          The method used to submit certificates for Safekeeping is at the option and risk of the Participant. The Company strongly recommends that Participants use registered mail with insurance when sending stock certificates.

          All shares represented by the certificates submitted for Safekeeping will be transferred into the name of the Plan Administrator or its nominee and credited to the Participant's Plan account. The physical certificate submitted to the Plan Administrator for safekeeping will then be marked "canceled" and ultimately discarded. A Statement of Account showing the number of shares credited to the Participant's Plan account will be mailed to the Participant.

          Shares of Common Stock held in a Participant's account may not be assigned or pledged. (See Question 35) Lost certificates must be replaced before they can be submitted for Safekeeping.

          It is the Participant's responsibility to establish and maintain a record of the cost of shares represented by certificates sent to the Plan Administrator for Safekeeping. In addition, the Plan Administrator reserves the right to establish limits on the number of shares held for Safekeeping and minimum time periods for retention of these shares in the Plan. This reservation is intended to minimize administrative expense and discourage use of the Plan for purposes other than as a continuing investment service.

          GIVING PLAN SHARES TO OTHERS

               22.  CAN PLAN SHARES BE GIVEN TO OTHERS?

          Yes.  Common Stock can be given to others in three ways:

                . A donor may make an Initial Investment to establish an account in the recipient's name. Under this method, the donor completes and submits to the Plan Administrator an Enrollment Form in the recipient's name together with an Initial Investment of $250 or more.

                . A donor may submit an Optional Investment in an amount of $50 or more on behalf of an existing Participant; or
                                                   --------

                . An existing Participant may transfer shares from his or her account to a new or existing recipient's account. See Question 23.

          In order to establish a new account for a gift recipient a Participant must complete and submit to the Plan Administrator an Enrollment Form in the recipient's name. See Question 23.

          Unless otherwise requested by the donor, the recipient will receive a Statement of Account showing the number of shares given to and held in the recipient's Plan account.

               23. MAY PARTICIPANTS ASSIGN OR TRANSFER ALL OR PART OF THEIR SHARES HELD UNDER THE PLAN TO ANOTHER PERSON?

          Yes. Participants may transfer the ownership of all or part of the shares of Common Stock held in their Plan account through a gift, a private sale or otherwise by delivering written instructions and a properly executed stock assignment (stock power) to the Plan Administrator. The completed assignment must specify the number of shares of Common Stock and the name, address, and federal identification number of the transferee. Requests for transfer are subject to the same requirements as for the transfer of Common Stock certificates, including signatures of all account owners, guaranteed by a member of a Medallion program. UPON SUCH A TRANSFER, THE RECIPIENT WILL BE DEEMED A PARTICIPANT IN THE PLAN.

          In order to establish a new account for the transferee the Participant must complete and submit to the Plan Administrator an Enrollment Form in the recipient's name. The transferees will receive a statement showing the number of shares transferred and now held in their Plan accounts.

          Stock power forms are available at local banks, brokerage firms and from the Plan Administrator. See Question 3.

          SALE OF SHARES

               24.  HOW MAY PARTICIPANTS SELL THEIR PLAN SHARES?

          Participants may sell their Plan shares by submitting a Transaction Request Form to the Plan Administrator. The request should indicate the number of shares to be sold and must be signed by ALL account owners. Shares acquired through and held in the Plan, as well as shares surrendered for Safekeeping, may be sold in this manner. A request to sell shares is irrevocable after it is received by the Plan Administrator.

          If a Participant requests that shares be sold, the Plan Administrator will aggregate such shares from other Participants during that week, and will then place a market order with the Independent Agent to sell such shares during the following week. A check will be issued for the proceeds of the sale less any brokerage commission, service fee and applicable taxes within four Business Days following the date of such sale. The check will be made payable to the registered account owners only. See Questions 28 and 38.

          The Independent Agent will have full discretion in all matters related to the sale, including the day and time of sale, sale price, and the markets or persons through whom the shares are sold. Participants cannot specify a price at which to sell their shares.

          Shares held outside the Plan may not be sold through the Plan.

          PARTICIPANTS WHO SELL ALL OF THEIR SHARES THAT ARE HELD IN THE PLAN AUTOMATICALLY TERMINATE THEIR PARTICIPATION IN THE PLAN. A REQUEST TO SELL SHARES IS IRREVOCABLE AFTER IT IS RECEIVED BY THE PLAN ADMINISTRATOR. HOWEVER, PARTICIPANTS MAY ELECT TO RE-ENROLL AT ANY TIME PROVIDED THAT THEY REMAIN ELIGIBLE TO PARTICIPATE. SEE QUESTIONS 4 AND 5.

          TERMINATION OF PLAN PARTICIPATION

               25.  HOW MAY A PARTICIPANT TERMINATE PARTICIPATION IN THE
          PLAN?

          Participants may terminate participation in the Plan at any time by notifying the Plan Administrator of their intention to terminate participation in the Plan, having all account owners sign the request and indicating whether they wish to receive a stock certificate or to sell their Plan shares. Proceeds from the sale of the shares will be reduced by brokerage commissions, a $5.00 service fee and applicable taxes. Certificates cannot be issued for fractional shares; fractional shares must be sold when terminating participation. See Questions 28 and 38.

          Optional Investments received prior to the request to terminate Plan participation will be invested on the next Investment Date unless the Participant timely requests the return of that Optional Investment. See Question 13.

               26. WHAT HAPPENS TO FRACTIONAL SHARES WHEN PARTICIPANTS TERMINATE THEIR PLAN ACCOUNTS?

          When Participants terminate their Plan accounts, cash payments representing any fractional share held will be mailed directly to them as soon as practicable after the settlement for the applicable sale less brokerage commissions, taxes and service fees. For Participants selling fractional shares, the proceeds, if any, of the sale of fractional shares will be the fraction multiplied by the whole-share price less applicable brokerage commissions.

               27. MAY THE PLAN ADMINISTRATOR TERMINATE A PARTICIPANT'S PLAN PARTICIPATION?

          Yes. The Plan Administrator may terminate a Plan account for any of the following reasons:

                . The Plan account becomes subject to any unclaimed property law;
                . The Plan Administrator receives proper notification of a Participant's death or incapacity;
                . The Participant does not maintain at least one whole share of Common Stock in the Plan account; or
                . The Plan Administrator believes that a Participant's participation in the Plan is contrary to the general intent of the Plan or in violation of applicable law.

          The Plan Administrator will notify the Participant prior to such termination. The Plan Administrator will issue a certificate for whole shares and a check for the net cash value of any fractional share in the Plan account less applicable brokerage commissions, taxes and service fees.

          In the event that the Plan account is terminated for any of the foregoing reasons, the account assets will be distributed to the appropriate state for unclaimed property purposes, the Participant, or his or her beneficiary, as the case may be.

          In addition, the Company retains the right, in its sole discretion, to terminate or suspend the Plan. See Question 34 below.


          COSTS

               28.  WHAT COSTS ARE ASSOCIATED WITH PARTICIPATION IN THE
          PLAN?

          No broker fees, commissions or other charges will be incurred by Participants for shares PURCHASED from the Company for their Plan accounts. The cost to the Participant in administrative service fees and brokerage commission for each type of transaction are as follows and are considered part of the "Terms and Conditions" of the Plan:

               PURCHASES
               Initial Investments / Enrollment . . . . . . .  Company Paid
               Optional Investments . . . . . . . . . . . . .  Company Paid
               Brokerage commissions newly-issued stock . . . . . . .  None
               Brokerage commissions open market purchases  .  Company Paid
                    This may result in taxable income and an increase in tax basis. See Question 38.

               SALES
               Service fee  . . . . . . . . . . . .  $ 5.00 per transaction
               Plus brokerage commission  . . . . .  $ 0.10  per share sold
                    See Question 38.

               OTHER
               Deposit of Certificates for Safekeeping . . . Company Paid Transfer of shares to another Participant
                    (Book to Book)  . . . . . . . . . . . . .  Company Paid
               Account Termination  . . . . . . . . . .  $ 5.00 per account
               Issuance of Certificates . . . . . . . . . . .  Company Paid

               FEES ARE SUBJECT TO CHANGE; WRITTEN NOTIFICATION WILL BE PROVIDED 90 DAYS PRIOR.

               MINIMUM INVESTMENTS
               Initial Investment . . . . . . . . . . . . . . . . . $250.00
               Optional Investments . . . . . . . . . . . . . . . .  $50.00
               Maximum Investments  . . . . . . . . . . . . . . . . .  None

          REPORTS TO PARTICIPANTS

               29.  WHAT REPORTS ARE SENT TO PARTICIPANTS?

          Participants will receive a confirmation following each transaction with respect to shares for their Plan accounts. Participants will also receive a year-end Statement of Account showing the amount invested, purchase price, the number of shares purchased, deposited, sold, transferred, or withdrawn during the calendar year and the total number of shares accumulated.

          EACH PARTICIPANT SHOULD RETAIN ALL CONFIRMATIONS AND STATEMENTS OF ACCOUNT FOR THEIR RECORDS SO AS TO BE ABLE TO ESTABLISH THE COST BASIS OF SHARES PURCHASED UNDER THE PLAN FOR INCOME TAX AND OTHER PURPOSES.

          A Statement of Account will be provided upon request to the Plan Administrator.

          In addition, Participants will receive copies of any amendments to the Prospectus relating to the Plan and will receive copies of the same communications sent to all other shareholders, including the Company's quarterly reports and Annual Report to Shareholders, Notice of the Annual Meeting and accompanying proxy material. All communication from the Plan Administrator to Participants will be addressed to the latest address of record; therefore, it is important that Participants promptly notify the Plan Administrator of any change of address.

          OTHER INFORMATION

               30. WHAT HAPPENS IF THE COMPANY DECLARES A DIVIDEND PAYABLE IN COMMON STOCK OR A STOCK SPLIT?

          Any dividends in the form of shares of Common Stock and any shares resulting from a Common Stock split on shares held in a Participant's Plan account will be credited to the Participant's Plan account. Notification of a stock dividend or stock split will be mailed directly to the Participant in the same manner as to shareholders who are not participating in the Plan. Transaction processing may be curtailed or suspended until the completion of any stock dividend or stock split.

               31. IF THE COMPANY HAS A RIGHTS OFFERING, HOW WILL A PARTICIPANT'S ENTITLEMENT BE COMPUTED?

          Participant's entitlement in a regular rights offering will be based upon his total holdings. Rights certificates will be issued for the number of whole shares only, however, and rights based on a fraction of a share held in a Participant's account will be sold for his account and the net proceeds will be invested. Transaction processing may be curtailed or suspended until the completion of any rights offering.

               32. WILL A PARTICIPANT'S SHARES BE VOTED AT MEETINGS OF SHAREHOLDERS?

          Participants in the Plan will receive a proxy statement and a proxy card representing whole Plan account shares as well as any Common Stock held of record. Shares held in the Plan may be voted in person or by proxy, just like any other share.

               33. WHAT IS THE RESPONSIBILITY OF THE COMPANY AND ITS AGENTS UNDER THE PLAN?

          Neither the Company, the Plan Administrator, nor the Independent Agent (nor any of their respective agents, representatives, employees, officers or directors) will be liable for any act done in good faith or for any good faith omission to act with respect to the Plan, including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death or with respect to the prices or times at which, or sources from which, shares are purchased or sold for Participants, or with respect to any fluctuation in market value before or after any purchase or sale of shares. This limitation of liability will not constitute a waiver by any Participant of their rights under the federal securities laws of the United States.

          THE COMPANY CANNOT AND WILL NOT GUARANTEE A PROFIT, OR PROTECT PARTICIPANTS AGAINST LOSS, ON SHARES PURCHASED OR SOLD PURSUANT TO THE PLAN. THE MARKET PRICE OF COMMON STOCK CAN FLUCTUATE SUBSTANTIALLY.

               34.  MAY THE PLAN BE CHANGED OR DISCONTINUED?

          Yes. The Company may suspend, modify or terminate the Plan at any time in whole or in part. The Plan Administrator will notify all Participants of any suspension, modification or termination of the Plan. The Company also reserves the right to interpret and regulate the Plan as it deems necessary or desirable in connection with its operation. The Company may register additional shares for sale under the Plan from time to time.

               35. MAY COMMON STOCK HELD IN A PLAN ACCOUNT BE PLEDGED AS COLLATERAL?

          No. Common Stock held in a Plan account may not be assigned or pledged as collateral. Participants wishing to assign or pledge their Common Stock as collateral must have certificates issued for the shares. The certificates can then be delivered for collateral.

               36.  HOW MAY INSTRUCTIONS BE GIVEN TO THE PLAN
                    ADMINISTRATOR?

          All instructions from a Participant to the Plan Administrator should be made by using the Transaction Request Form, however, the Plan Administrator may in the future allow certain instructions to be given by telephone or in any other manner agreed to by the Plan Administrator and the Participant.

               37.  UNDER WHAT STATE'S LAW WILL THE PLAN BE GOVERNED?

          Arizona law governs the terms and conditions of the Plan.

          FEDERAL INCOME TAX INFORMATION

               38. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PLAN PARTICIPATION?

          The Company believes the following is an accurate summary of the federal tax consequences of participation in the Plan. PLEASE CONSULT YOUR TAX OR FINANCIAL ADVISOR WITH RESPECT TO FEDERAL, STATE, LOCAL AND OTHER TAX LAWS WHICH APPLY TO YOUR SPECIFIC SITUATION.


          PURCHASES
          ---------

          Participants who purchase Common Stock through voluntary payments to the Plan are not treated for federal income tax purposes as receiving income by virtue of the purchase of Common Stock with the voluntary payment. Any brokerage commissions paid by the Company upon the purchase of shares in the open market will constitute TAXABLE INCOME to the Participant on whose behalf such commissions are paid and, accordingly, such Participant will be furnished with the appropriate tax form. The TAX BASIS of shares purchased with Initial Investments and Optional Investments will be equal to the amount of such investment plus the amount of any brokerage commissions, if any, paid by the Company on behalf of the Participant and included in the taxable income of the Participant.

          Employees who purchase Common Stock through automatic payroll deductions, should this option become available, will recognize the same amount of compensation income (wages) for federal income tax purposes which they would have recognized had they not purchased Common Stock through automatic payroll deductions. Compensation income exists even though the amount of automatic payroll deductions is not paid to the employee in cash but instead is applied to the purchase of Common Stock for the participant's Plan Account.

          SALES
          -----

          Upon the sale of either a portion or all of shares from the Plan, a Participant may recognize a capital gain or loss based on the difference between the sales proceeds, net of broker commissions, and the tax basis in the shares sold, including any fractional shares.

          For Participants who are subject to U. S. withholding tax, backup withholding, or foreign taxes, the Plan Administrator will withhold the required taxes from proceeds from the sale of shares sold through the Plan. The proceeds received by the Participant will be net of the required taxes.

          The sale of shares through the Plan will be reported to the Internal Revenue Service on the appropriate tax form.

                                   USE OF PROCEEDS

               To the extent that shares are purchased directly from the Company, the Company intends to use the net proceeds for general corporate purposes. The Company has no basis for estimating either the number of shares of Common Stock that will ultimately be sold pursuant to the Plan or the prices at which such shares will be sold. The Company will receive no net proceeds from the offering of shares which are purchased by the Independent Agent in open market transactions.


                             DESCRIPTION OF CAPITAL STOCK

               GENERAL

               The authorized capital stock of the Company presently consists of 76,000,000 shares, consisting of 75,000,000 shares of Common Stock without par value, and 1,000,000 shares of preferred stock without par value ("Preferred Stock"). As of August 7, 1998, there were 32,147,080 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.


               The following is a summary of certain rights and privileges of the holders of the Company's stock. This summary does not purport to be complete. Reference is made to the Company's Restated Articles of Incorporation and to the laws of the State of Arizona, the following information being qualified in its entirety by such reference.

               COMMON STOCK

               Dividend Rights. Subject to certain limitations, if any, specified with respect to the Preferred Stock, or any series thereof, dividends may be paid on shares of Common Stock, out of any funds legally available therefor, when and as declared by the Company's Board of Directors.

               Liquidation Rights. Subject to the limitations, if any, specified with respect to the Preferred Stock, or any series thereof, in the event of any dissolution or other winding up of the Company, whether voluntary or involuntary, the assets of the Company available for payment and distribution to shareholders shall be distributed ratably in accordance with their holdings to the holders of shares of the Common Stock.

               Voting Rights. All voting power is vested in the holders of the Common Stock, except as and to the extent otherwise specified with respect to the Preferred Stock, or any series thereof. Each holder of the Common Stock shall, in the election of directors and upon each other matter coming before any meeting of shareholders, be entitled to one (1) vote for each share of such stock outstanding in the name of such holder on the books of the Company.

               The Participant will vote the shares held in the Plan in the same manner as shares in certificated form. Each Participant in the Plan will receive a Notice of the Annual Meeting, a Proxy Statement, a proxy voting card and the Company's Annual Report to Shareholders. The proxy voting card will solicit proxies for the whole Plan shares held in a Participant's Plan account along with any certificated shares a Participant may hold in certificated form outside of the Plan.

               Miscellaneous. The Common Stock has no preemptive or conversion rights or redemption or sinking fund provisions and the outstanding Common Stock is fully paid and non-assessable.

               PREFERRED STOCK

               The Board of Directors of the Company has authority to divide the Preferred Stock into series and to determine the designation, preferences, and voting powers of the shares of each series so established and the restrictions and qualifications thereof, all to the extent and in the manner provided by law.



                                       EXPERTS

               The consolidated financial statements incorporated in this prospectus by reference from the 1997 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in the 1997 10-K which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


               With respect to the unaudited consolidated financial information of the Company for the three-month period ended
          March 31, 1998 and the six-month period ended June 30, 1998, incorporated by reference in this Prospectus, Pricewaterhouse
          Coopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 5, 1998 and August 4, 1998, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. PricewaterhouseCoopers LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their reports had not been included. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited consolidated financial information because neither such is a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

                               PARTICIPANT INFORMATION
                             UniSource Energy Corporation

           COMPANY HEADQUARTERS:        UniSource Energy
                                        Corporation
                                        220 West Sixth Street
                                        Tucson, AZ  85701
                                        (520) 571-4000

           ACCOUNT INFORMATION:
                --Stock Transfer        The Bank of New York
                Requirements, Plan and  Shareholder Relations Dept.
                Account Information:    11E
                                        P.O. Box 11258
                                        Church Street Station
                                        New York, NY 10286-1258


                --Telephone Number:     (888) 269-8845
                --Home page:            http:stock.bankofny.com
                --Email address:        shareowner-
                                        svcs@bankofny.com

           Plan Transaction Processing  The Bank of New York
              Mailing Address:          Dividend Reinvestment
                                        Department
                                        P.O. Box 1958
                                        Newark, NJ  07101-1958


           OTHER COMPANY INFORMATION:   UniSource Energy
              --Mailing Address:        Corporation
                                        Investor Relations
                                        P.O. Box 711
                                        Tucson, AZ  85702

              --Telephone Number:       (520) 884-3661
              --Home Page:              [http:www.UniSourceEnergy.
                                        com]

              --Fax Number:             (520) 770-2015
              --Email address           IR@UniSourceEnergy.com

           To Order Company Reports     UniSource Energy
                and Copies of           Corporation
                Incorporated            Records & Library Services-
                Documents:              DAB03
                                        P.O. Box 711
                                        Tucson, AZ  85702
                                        (520) 884-3781


           Stock Listing Information:
                --Ticker Symbol (NYSE   UNS
                & PEX):
                --Financial Listings    UniSrcEngy
                   (Wall Street Jrnl):

           CUSIP Number:                909205 10 6

           =============================== ===============================
           NO PERSON HAS BEEN AUTHORIZED   UNISOURCE ENERGY CORPORATION
           TO GIVE ANY INFORMATION OR TO
           MAKE ANY REPRESENTATION OTHER
           THAN THOSE CONTAINED OR
           INCORPORATED BY REFERENCE IN
           THIS PROSPECTUS AND, IF GIVEN         INVESTMENT PLUS PLAN
           OR MADE, SUCH INFORMATION OR
           REPRESENTATION MUST NOT BE
           RELIED UPON AS HAVING BEEN
           AUTHORIZED BY UNISOURCE ENERGY            COMMON STOCK
           CORPORATION.  THIS PROSPECTUS          WITHOUT PAR VALUE
           DOES NOT CONSTITUTE AN OFFER TO
           SELL, OR THE SOLICITATION OF AN
           OFFER TO BUY, ANY SECURITIES
           OTHER THAN THE SECURITIES
           DESCRIBED IN THIS PROSPECTUS,              PROSPECTUS
           OR AN OFFER TO SELL, OR THE
           SOLICITATION OF AN OFFER TO
           BUY, SUCH SECURITIES IN ANY
           CIRCUMSTANCES IN WHICH SUCH
           OFFER OR SOLICITATION IS
           UNLAWFUL.  NEITHER THE DELIVERY         1,000,000 Shares
           OF THIS PROSPECTUS NOR ANY SALE
           MADE HEREUNDER SHALL, UNDER ANY
           CIRCUMSTANCES, CREATE ANY
           IMPLICATION THAT THE                   August      , 1998
           INFORMATION CONTAINED OR                     ------
           INCORPORATED BY REFERENCE
           HEREIN IS CORRECT AS OF ANY
           TIME SUBSEQUENT TO THE DATE OF
           SUCH INFORMATION.

           =============================== ===============================

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS

          ITEM 16. EXHIBITS

               Reference is made to the Exhibit Index on page II-4 hereof.

                                      SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized to sign, in the City of Tucson, and the State of Arizona, on August 14, 1998.


                              UNISOURCE ENERGY CORPORATION


                              By:   /s/ Ira R. Adler
                                 ------------------------------------------
                                 IRA R. ADLER
                                 Executive Vice President
                                 Principal Financial Officer

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          Date:     August 14, 1998      *James S. Pignatelli
                                        -----------------------------------
                                        James S. Pignatelli
                                        Chairman of the Board,
                                        President and
                                        Principal Executive Officer


          Date:     August 14, 1998     /s/Ira R. Adler
                                        -----------------------------------
                                        Ira R. Adler
                                        Executive Vice President,
                                        Principal Financial
                                        Officer and Director


          Date:     August 14, 1998     *Karen G. Kissinger
                                        -----------------------------------
                                        Karen G. Kissinger
                                        Principal Accounting Officer


          Date:             , 1998      -----------------------------------
                    --------            Elizabeth T. Bilby
                                        Director


          Date:     August 14, 1998     *Larry W. Bickle
                                        -----------------------------------
                                        Larry W. Bickle
                                        Director


          Date:     August 14, 1998     *Harold W. Burlingame
                                        -----------------------------------
                                        Harold W. Burlingame
                                        Director


          Date:     August 14, 1998     *Jose L. Canchola
                                        -----------------------------------
                                        Jose L. Canchola
                                        Director


          Date:     August 14, 1998     *John L. Carter
                                        -----------------------------------
                                        John L. Carter
                                        Director

          Date:             , 1998      -----------------------------------
                    --------            Daniel W.L. Fessler
                                        Director


          Date:     August 14, 1998     *John A. Jeter
                                        -----------------------------------
                                        John A. Jeter
                                        Director


          Date:     August 14, 1998     *R. B. O'Rielly
                                        -----------------------------------
                                        R. B. O'Rielly
                                        Director


          Date:     August 14, 1998     *Martha R. Seger
                                        -----------------------------------
                                        Martha R. Seger
                                        Director


          Date:     August 14, 1998     *H. Wilson Sundt
                                        -----------------------------------
                                        H. Wilson Sundt
                                        Director


                              By:  /s/ Ira R. Adler
                                   -----------------------------------
                                   IRA R. ADLER, as
                                   Attorney-in-fact for each
                                   of the persons indicated by an asterisk

                                    EXHIBIT INDEX
                                    -------------


          Exhibit No.         Description of Exhibit
          -----------         ----------------------


          *    4(a)      --   Amended and Restated Articles of
                              Incorporation (filed with the Commission on January 30, 1998, as Exhibit 2(a) to
                              Registrant's Amendment No. 1 to Form 8-A and incorporated herein by reference thereto).

          *    4(b)      --   Bylaws (filed with the Commission on December
                              23, 1997 as Exhibit 2(b) to Registrant's Form
                              8-A and incorporated herein by reference thereto).

          *    5(a)      --   Opinion of Dennis R. Nelson, Esq. (filed with
                              the Commission on August 6, 1998, as Exhibit
                              5(a) to Registrant's Pre-Effective Amendment
                              No. 1 to Form S-3 (File Number 333-31043-
                              99)).

          *    5(b)      --   Opinion of Thelen Reid & Priest LLP
               and 8          (filed with the Commission on August 6,
                              1998, as Exhibit 5(b) and 8 to
                              Registrant's Pre-Effective Amendment No.
                              1 to Form S-3 (File Number 333-31043-99)).

               15(a)     --   Letter of Deloitte & Touche LLP regarding
                              unaudited interim financial information.

               15(b)     --   Letter of PricewaterhouseCoopers LLP
                              regarding unaudited interim financial
                              information.

          *    23(a)     --   The Consents of Dennis R. Nelson and
                              Thelen Reid & Priest LLP were contained
                              in their opinions as Exhibits 5(a) and
                              5(b) and 8, respectively.

               23(b)     --   Independent Auditors' Consent.

          *    24        --   Power of Attorney is contained herein at
                              page II-4 of the previously filed
                              Amendment No. 1 to this Registration
                              Statement.




          --------------------------------------
          *  Previously filed.